Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-183290 and 333-176438) of American Midstream Partners, LP of our report dated March 30, 2011 relating to the consolidated financial statements of American Midstream Partners, LP (Predecessor), which appears in this Current Report on Form 8-K dated October 18, 2012.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
October 18, 2012